Exhibit 99.1

Cingulate Inc. Reports Third Quarter 2025 Financial Results and

Provides Corporate Update

Industry Veteran Bryan Downey Named Chief Commercial Officer

NDA Accepted with May 2026 PDUFA Date

Commercial Supply Agreement Executed

KANSAS CITY, Kan., Nov. 13, 2025 — Cingulate Inc. (NASDAQ: CING), a biopharmaceutical company utilizing its proprietary Precision Timed Release™ (PTR™) drug delivery platform to build a pipeline of next-generation products, today announced financial results for the quarter ended September 30, 2025, and provided recent corporate highlights.

Recent Highlights (Post-Q3)

FDA Accepts NDA for CTx-1301; PDUFA Date Set for May 31, 2026

In October of 2025, the U.S. Food and Drug Administration (FDA) accepted Cingulate’s New Drug Application (NDA) for CTx-1301 (dexmethylphenidate HCl), a once-daily, extended-release therapy designed to optimize ADHD treatment. The FDA assigned a Prescription Drug User Fee Act (PDUFA) target action date of May 31, 2026, confirming the NDA is complete and ready for review.

Industry Veteran Bryan Downey Named Chief Commercial Officer; $6 Million Financing Completed

On November 3, 2025, Cingulate appointed Bryan Downey as Chief Commercial Officer, and announced the completion of a $6 million financing transaction, further strengthening its balance sheet as the company prepares for potential commercialization. Downey brings over 25 years of experience in commercial strategy, leadership, and successful pharmaceutical launches, having held senior executive roles at Alfasigma USA, Jubilant Pharma, and Sanofi.

In conjunction with Downey’s appointment, Cingulate completed a financing transaction with an accredited investor, providing net proceeds of $6 million. The transaction was structured as a $6,570,000 non-convertible, unsecured promissory note accruing interest at 9% per annum and maturing 18 months from issuance. The note provides the flexibility for Cingulate to begin monthly redemptions on the note subsequent to the CTx-1301 PDUFA date of May 31, 2026, subject to the terms of the note and other conditions. Cingulate intends to use the proceeds for working capital and other general corporate purposes. The summary of the financing terms herein is qualified in its entirety by the definitive agreements filed with the SEC.

Positive Phase 3 Results Presented at Annual AACAP Conference

The positive Phase 3 results from Cingulate’s pivotal trial of CTx-1301 were recently presented by Ann Childress, M.D., at the AACAP Annual Meeting in Chicago. CTx-1301 met its primary endpoint, demonstrating dose-dependent improvements on the ADHD ratings scale 5 (ADHD-RS-5), and Clinical Global Impression-Severity (CGI-S) scales, and demonstrated the ability to deliver symptom relief with the convenience of once-daily dosing.

“Cingulate has made meaningful progress this quarter toward key value-creating milestones,” said Jay Roberts, Executive Chairman of Cingulate. “The FDA’s acceptance of our NDA for CTx-1301, the appointment of an experienced commercial leader in Bryan Downey, and the completion of a $6 million financing collectively strengthen our position as we advance toward a potential 2026 launch. We remain focused on disciplined execution, operational efficiency, and creating long-term value for our shareholders.”

Third Quarter Activities:

Commercial Supply Agreement Reached with Bend Bio Sciences

Cingulate announced in September that it has entered into a commercial supply agreement with Bend Bio Sciences for the manufacturing of CTx-1301. Under the new agreement, Bend Bio Sciences will serve as the exclusive commercial manufacturer of CTx-1301 in the United States through 2028, if approved by the FDA, and Cingulate has committed to purchasing 100% of its overall U.S. commercial supply of CTx-1301 from Bend, following and subject to any FDA approval.

$4.3 Million PDUFA Fee Waiver Granted by FDA

In July Cingulate received a fiscal year 2025 PDUFA (Prescription Drug User Fee Act) fee waiver from the FDA for its NDA for CTx-1301. Granted through the small business waiver provision of the Federal Food, Drug, and Cosmetic Act (FD&C Act), the waiver will save the Company approximately $4.3 million.

THIRD QUARTER RESULTS

Cash and Working Capital: As of September 30, 2025, Cingulate had approximately $6.1 million in cash and cash equivalents, a $6.1 million decrease from December 31, 2024. The Company expects its cash will satisfy its capital needs into the second quarter of 2026 under the current business plan. To advance the commercialization efforts through the May 31, 2026 PDUFA date for CTx-1301, the Company will need to raise approximately $7.0 million of additional capital. As of September 30, 2025, Cingulate had approximately $1.6 million in working capital, a decrease of $6.1 million as compared to $7.7 million as of December 31, 2024.

R&D Expenses: Research and development expenses were $2.8 million for the three months ended September 30, 2025, an increase of $1.4 million or 99.5% from the three months ended September 30, 2024. This change was the result of an increase in personnel expenses, manufacturing costs and regulatory costs. Personnel expenses increased due to separation costs for an executive in August 2025 as well as costs related to the contingent bonus plan, which were accrued upon the NDA submission of CTx-1301 in the third quarter of 2025. The increase in manufacturing costs was due to more significant manufacturing costs in 2025 related to activity in preparation of the manufacturing of the process validation batches of CTx-1301. Regulatory costs increased due to preparation for the NDA submission.

G&A Expenses: G&A expenses were $3.1 million for the three months ended September 30, 2025, an increase of $1.3 million or 69.7% from the three months ended September 30, 2024. This is primarily the result of an increase personnel and other expenses. The increase in personnel expenses was due to costs related to the contingent bonus plan, which were accrued upon the NDA submission of CTx-1301 in the third quarter of 2025. Other costs increased primarily due to commercial costs incurred in preparation of a potential mid-2026 launch of CTx-1301.

Net Loss: Net loss was $7.3 million for the three months ended September 30, 2025, compared to $4.1 million for the three months ended September 30, 2024. The increase in the net loss primarily relates to increased research and development costs and G&A expenses as described above.

Cingulate Inc.

Consolidated Balance Sheet Data

	September 30,	December 31,
	2025	2024
Cash and cash equivalents	$6,118,710	$12,211,321
Total assets	$10,518,892	$14,864,489
Total liabilities	$7,045,206	$7,408,984
Working Capital	$1,551,025	$7,688,698
Accumulated deficit	$(126,102,121)	$(109,925,120)
Total stockholders’ equity	$3,473,686	$7,455,505

Cingulate Inc.

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$2,848,544	$1,428,504	$7,772,109	$5,116,582
General and administrative	3,147,291	1,853,583	6,579,735	4,319,902
Operating loss	(5,995,835)	(3,282,087)	(14,351,844)	(9,436,484)

Issuance cost and change in fair value of derivative	(772,169)	(894,039)	(1,016,682)	(914,747)
Interest and other income (expense), net	(573,058)	50,483	(808,475)	22,726

Loss before income taxes	(7,341,062)	(4,125,643)	(16,177,001)	(10,328,505)
Income tax benefit (expense)	-	-	-	-

Net loss	(7,341,062)	(4,125,643)	(16,177,001)	(10,328,505)

About Attention Deficit/Hyperactivity Disorder (ADHD)

ADHD is a chronic neurobiological and developmental disorder that affects millions of children and often continues into adulthood. The condition is marked by an ongoing pattern of inattention and/or hyperactivity-impulsivity that interferes with functioning or development. In the U.S., over 20 million patients have been diagnosed with ADHD. Among this group, 12 million are adults and over 8 million are under the age of 17. According to the CDC, just 53.6 percent of all children and teens with ADHD reported they were actively treating their symptoms with medication in 2022, with 65-90 percent demonstrating clinical ADHD symptoms that persist into adulthood. Current market trends demonstrate that adult ADHD prevalence is larger and growing faster than the child and adolescent segments combined.

About CTx-1301

CTx-1301 (dexmethylphenidate HCI) is a once-daily, multi-core tablet utilizing Cingulate’s proprietary Precision Timed Release™ (PTR™) platform to deliver three precisely timed releases of active medication across the day. This design aims to provide rapid onset of effect and entire active-day duration. CTx-1301 is being evaluated for the treatment of ADHD under the FDA’s 505(b)(2) pathway. In October 2025, Cingulate announced that the U.S. Food and Drug Administration (FDA) had accepted for review the New Drug Application (NDA) for CTx-1301 and had assigned a Prescription Drug User Fee Act (PDUFA) target action date of May 31, 2026. NDA acceptance signifies that the FDA has determined the submission is sufficiently complete to permit substantive review. NDA acceptance does not imply approval, nor does it guarantee any specific outcome or timing.

About Precision Timed Release™ (PTR™) Platform Technology

Cingulate is developing ADHD and anxiety disorder product candidates capable of achieving true once-daily dosing using Cingulate’s innovative PTR drug delivery platform technology. It incorporates a proprietary Erosion Barrier Layer (EBL) providing control of drug release at precise, pre-defined times with no release of drug prior to the intended release. The EBL technology is enrobed around a drug-containing core to give a tablet-in-tablet dose form. It is designed to erode at a controlled rate until eventually the drug is released from the core tablet. The EBL formulation, Oralogik™, is licensed from BDD Pharma. Cingulate intends to utilize its PTR technology to expand and augment its clinical-stage pipeline by identifying and developing additional product candidates in other therapeutic areas in addition to Anxiety and ADHD where one or more active pharmaceutical ingredients need to be delivered several times a day at specific, predefined time intervals and released in a manner that would offer significant improvement over existing therapies. To see Cingulate’s PTR Platform, click here.

About Cingulate Inc.

Cingulate Inc. (NASDAQ: CING), is a biopharmaceutical company utilizing its proprietary PTR drug delivery platform technology to build and advance a pipeline of next-generation pharmaceutical products, designed to improve the lives of patients suffering from frequently diagnosed conditions characterized by burdensome daily dosing regimens and suboptimal treatment outcomes. With an initial focus on the treatment of ADHD, Cingulate is identifying and evaluating additional therapeutic areas where PTR technology may be employed to develop future product candidates, including to treat anxiety disorders. Cingulate is headquartered in Kansas City. For more information, visit Cingulate.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include all statements, other than statements of historical fact, regarding our current views and assumptions with respect to future events regarding our business, including statements with respect to our plans, assumptions, expectations, beliefs and objectives with respect to product development, clinical studies, clinical and regulatory timelines, market opportunity, competitive position, business strategies, potential growth opportunities and other statements that are predictive in nature. Specifically, these statements include, but are not limited to, statements regarding our expected cash runway, anticipated capital needs and financing plans, regulatory timelines for CTx-1301, the potential timing of commercialization of CTx-1301 and manufacturing and supply arrangements. These statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “continue,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature. Readers are cautioned that any forward-looking information provided by us or on our behalf is not a guarantee of future performance. Actual results may differ materially from those contained in these forward-looking statements as a result of various factors disclosed in our filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on March 27, 2025 and our other filings with the SEC. All forward-looking statements speak only as of the date on which they are made, and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Investor & Media Relations:

Thomas Dalton

Vice President, Corporate Communications, Cingulate

tdalton@cingulate.com

(913) 942-2301